Exhibit 23.1

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-B of our report dated January 31, 2013 relating to the financial statements as of and for the years ended December 31, 2012, 2011 and 2010 of Corporación Andina de Fomento (CAF), and of our report dated January 31, 2013 relating to management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2012, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Information”, “Administration” and “Experts” in such Prospectus.

/s/ Deloitte

Caracas, Venezuela

June 7, 2013